LANDRY’S RESTAURANTS, INC. ANNOUNCES PRICING OF ADDITIONAL $87.0 MILLION OF SENIOR SECURED
NOTES

HOUSTON, Texas (December 14, 2010) – Landry’s Restaurants, Inc. (“Landry’s” or the “Company”) today announced that it has priced an offering of an additional $87.0 million aggregate principal amount of 11 5/8% senior secured notes due 2015 (the “Additional Notes”). The Additional Notes will yield gross proceeds to the Company of approximately $90.7 million. The offering of the Additional Notes was led by Jefferies & Company, Inc., as sole book-running manager and Deutsche Bank Securities, Inc., as Co-Manager.

The Company previously issued $453.5 million aggregate principal amount of 11 5/8% senior secured notes due 2015 (the “Original Notes”). The Additional Notes have the same terms and will be part of the same series as the Original Notes, including being secured and guaranteed by certain of the Company’s subsidiaries. The closing of the sale of the Additional Notes is expected to occur on December 20, 2010.

The Additional Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act.

The Company plans to use a portion of the net proceeds of the Additional Notes to finance the acquisition of Bubba Gump Shrimp Co. Restaurants, Inc. (“Bubba Gump”), if such acquisition is consummated. The remaining net proceeds, or all of the net proceeds in the event that the acquisition of Bubba Gump is not consummated, will be used to repay related fees and for general corporate purposes.

Concurrently with the closing of the offering, the Company and certain of the Company’s subsidiaries expect to enter into a Third Amended and Restated Credit Agreement (the “Amendment”). The Amendment allows for the Company to borrow $287.0 million in an aggregate principal amount, on a senior secured basis, which will be comprised of (a) a 4-year $100.0 million senior secured revolving credit facility and (b) a 4-year $187.0 million senior secured term loan facility, plus provides for an accordion feature which will allow for up to a $50.0 million increase in the term loan based on compliance with certain covenants.

The Additional Notes have not been registered under the Federal Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Landry’s Restaurants, Inc.

Landry’s is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House,  Oceanaire and the Signature Group of restaurants. Landry’s also manages the Claim Jumper restaurant chain.  The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casinos in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. You are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the currently pending merger with Bubba Gump; risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Quarterly Reports filed on Form 10-Q for the three month periods ending March 31, 2010, June 30, 2010 and September 30, 2010. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010